                                                                     EXHIBIT 2




                                 Amendment No. 1

                                     to the

                   Merger Agreement and Plan of Reorganization

                        dated May 16, 2000 by and between

              Advatex Associates, Inc., Logical Acquisition Corp.,

          Color Acquisition Corp., Logical Imaging Solutions, Inc., and

                                Color Image, Inc.

                               dated June 15, 2000

     WHEREAS, Advatex Associates, Inc., a Delaware corporation (Advatex), Logical Acquisition Corp., a Delaware corporation (LAC), Color Acquisition Corp., a Delaware corporation (CAC), Logical Imaging Solutions, Inc., a California corporation (Logical), and Color Image, Inc., a Georgia corporation (Color) (collectively the Parties) entered into a Merger Agreement and Plan of Reorganization on May 16, 2000 (the Merger Agreement); and

     WHEREAS, the Parties agree that the completion of the 1 for 6.07778 reverse stock split by Advatex (the Reverse Split) and change of name from Advatex to Color Imaging, Inc. (Name Change) should no longer be a condition precedent to the effectuation of the Mergers; and

     WHEREAS, the Parties desire to amend the Merger Agreement so as to proceed with the transaction notwithstanding the fact that Advatex may not obtain shareholder approval for the Reverse Split or the Name Change and the Reverse Split and the Name Change may not have taken place at the Effective Date.

     NOW, THEREFORE, in consideration of the premises, covenants and conditions hereof, the Parties mutually agree to amend the Merger Agreement as follows:

1. Section 3(e) of the Merger Agreement is hereby deleted in its entirety and replaced to read as follows:

     (e) Except for the consent and approval of the stockholders of Logical and Color, and the filing of the Certificate of Merger, no consents or approvals of, or filings or registrations with, any third party or any public body or authority are necessary in connection with (i) the execution and delivery by LAC or CAC of this Agreement and (ii) the consummation by LAC or CAC of the Mergers and the other transactions contemplated hereby.

2. Section 4(a) of the Merger Agreement is deleted in its entirety and replaced to read as follows:

     4. Representations and Warranties of Advatex. Advatex warrants and represents as follows:










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Amendment No. 1 to
the Merger Agreement
Page 2


     (a) Advatex is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, authorized to issue an aggregate of 20,000,000 shares of Advatex Common Stock. On the Effective Date, giving effect to the Reverse Split, there will be issued and outstanding approximately 900,000 shares of Advatex Common Stock, all of which such issued and outstanding shares will be validly issued, fully paid and nonassessable. In the event the stockholders do not approve the Reverse Stock Split and the Reverse Stock Split has not occurred, on the Effective Date there will be issued and outstanding no more than 6,685,556 (including any shares reserved for issuance or issuable to G-V) shares of Advatex Common Stock, all of which such issued and outstanding shares will be validly issued, fully paid and nonassessable. On the Effective Date, the total liabilities of Advatex, including but not limited to, legal, accounting and all other fees and expenses incurred by Advatex in connection with this Agreement, shall not exceed $75,000. On the Effective Date, Advatex shall have cash on hand in an amount equal to or greater than the sum of $950,000 and the amount of all of its liabilities. Except as contemplated by this Agreement, on the Effective Date there will be no issued or outstanding options, warrants or other rights, or commitments or agreements of any kind, contingent or otherwise, to purchase or otherwise acquire shares of Advatex Common Stock or any issued or outstanding securities of any nature convertible into shares of Advatex Common Stock. There is no proxy or any other agreement, arrangement or understanding of any kind authorized or outstanding which restricts, limits or otherwise affects the right to vote any shares of Advatex Common Stock.

3. Section 4(s) of the Merger Agreement is deleted in its entirety and replaced to read as follows:

     (s) Except for the consent and approval of the Board of Directors of Advatex to the Mergers and the filing of the Certificate of Merger, no consents or approvals of, or filings or registrations with, any third party or any public body or authority are necessary in connection with (i) the execution and delivery by Advatex of this Agreement and (ii) the consummation of the Mergers and the other transactions contemplated hereby. Advatex has, and on the Effective Date will have, full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been, or will be prior to the Effective Date, duly approved by the Board of Directors of Advatex. This Agreement has been duly executed and delivered by Advatex and constitutes the legal, valid and binding obligation of Advatex enforceable against it in accordance with the terms hereof except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of rights hereunder or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).









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Amendment No. 1 to
the Merger Agreement
Page 3


4. Section 7 of the Merger Agreement is deleted in its entirety and replaced to read as follows:

     7. Treatment of Shares of Constituent Corporations. The terms and conditions of the Mergers, the mode of carrying the same into effect, and the manner and basis of converting the securities of each of the Constituent Corporations are as follows:

     (a) The equity interests in Logical shall be converted by virtue of the Logical Merger, and at the Effective Date, into approximately 3,000,000 newly issued shares of Advatex Common Stock (Advatex Common Shares), on the basis of
1.84843 Advatex Common Shares for each one share of common stock of Logical, without any action on the part of the holders thereof. The actual number of Advatex Common Shares to be issued to each Logical stockholder shall be rounded to the nearest whole number. The equity interests in Color shall be converted by virtue of the Color Merger, and at the Effective Date, into approximately 3,000,000 newly issued Advatex Common Shares, on the basis of 15 Advatex Common Shares for each one share of common stock of Color, without any action on the part of the holders thereof. The actual number of Advatex Common Share to be issued to each Color stockholder shall be rounded to the nearest whole number. After the Effective Date, each holder of a common equity interest in Logical prior to the Logical Merger shall be entitled upon surrender to receive from LAC a certificate representing the number of Advatex Common Shares to which such holder shall be entitled, which certificate shall contain any appropriate restrictive legend concerning the resale of such Advatex Common Shares. After the Effective Date, each holder of a common equity interest in Color prior to the Color Merger shall be entitled upon surrender to receive from CAC a certificate representing the number of Advatex Common Shares to which such holder shall be entitled, which certificate shall contain any appropriate restrictive legend concerning the resale of such Advatex Common Shares. Until so surrendered, any outstanding certificates or other documentation which, prior to the Effective Date, represented a common equity interest in either Logical or Color shall be deemed for all corporate purposes to evidence ownership of Advatex Common Shares into which such common equity interests shall have been converted. Upon such surrender, the equity interests of Logical and Color so surrendered shall be owned of record and beneficially by Advatex. Upon conversion, any fractional shares resulting from conversion shall be rounded to the nearest whole number of Advatex Common Shares.

     In the event the Reverse Split has not taken place at the Effective Date:
(i) the equity interests in Logical shall be converted by virtue of the Logical Merger at the Effective Date into approximately 18,233,338 shares of Advatex common stock, on the basis of 11.2343425 shares of Advatex common stock for each one share of common stock of Logical, without any action on the part of the holders thereof, and (ii) the equity interests in Color shall be converted by virtue of the Color







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Amendment No. 1 to
the Merger Agreement
Page 4


Merger at the Effective Date into approximately 18,233,338 shares of Advatex common stock, on the basis of 91.1667 shares of Advatex common stock for each one share of common stock of Color, without any action on the part of the holders thereof. In the event the Reverse Split has not taken place on or before the Effective Date, the conversion of Logical and Color shares into common stock of Advatex shall be performed in accordance with this subparagraph, and the shares of Advatex common stock issuable to Logical and Color shareholders shall be issued as follows: (1) as soon as practicable after the Effective Date, Advatex shall cause to be issued to Logical and Color shareholders a total of 11,662,996 shares of common stock, 5,831,498 shares to Logical shareholders and 5,831,498 to Color shareholders, and (2) thereafter, Advatex shall use its best efforts to: (A) obtain stockholder approval to amend its certificate of incorporation to increase the authorized shares of common stock so as to permit the additional share issuance and reservation required by this subparagraph, and
(B) cause to be issued to Logical and Color shareholders an additional 24,803,680 shares of common stock, 12,401,840 shares to be issued to Logical shareholders and 12,401,840 shares to be issued to Color shareholders and 1,651,448 shares to be reserved for issuance pursuant to Section 7(c) below. The actual amount of shares of common stock of Advatex to be issued to each Logical and Color shareholder shall be rounded to the nearest whole number.

     (b) Following the effectiveness of the Reverse Split, there shall be no change in the ownership of the outstanding Advatex Common Shares from that in existence immediately prior to the Mergers.

     (c) If the Reverse Split has taken place on or before the Effective Date, the 147,000 currently existing warrants of Logical, exercisable at $5.00 per share of the common stock of Logical shall be replaced by 271,719 warrants to purchase Advatex Common Shares at $ 2.70 per share, with such other terms as the Parties shall deem appropriate.

          In the event the Reverse Split has not taken place on or before the Effective Date, the 147,000 currently existing warrants of Logical, exercisable at $5.00 per share shall be replaced by 1,651,448 warrants to purchase Advatex Common Stock at $0.44, with such other terms as the Parties shall deem appropriate.

     (d) The separate existence and corporate organization of LAC and CAC, except insofar as they may be continued by statute, shall cease on Effective Date, and Logical and Color each shall become a wholly owned subsidiary of Advatex.








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Amendment No. 1 to
the Merger Agreement
Page 5


5. Section 10(j) of the Merger Agreement is hereby deleted in its entirety and replaced to read as follows:

     (j) INTENTIONALLY OMITTED.

6. Section 10 of the Merger Agreement is hereby amended to add the following provision as Section 10(p):

     "(p) Kings Brothers, LLC and each of Dr. Sue-Ling Wang, Jerry Wang, J.H. Wang and J.K. Wang ("Kings Parties") shall have entered into an intercreditor agreement, in form and substance satisfactory to Advatex, with Color and Advatex with respect to all indebtedness owed to, or guaranteed to, South Trust Bank National Association by King's Brothers, LLC and Color ("Debt") and including, without limitation, provisions (a) requiring the Kings Parties to use their best efforts to give Advatex and Color a security interest in the real property owned by Kings Brothers, LLC ("Property") within 30 days after closing, (b) acknowledging each party's portion of the Debt and indemnification of the others for failure to pay,
     (c) a guaranty and indemnification by all Kings Parties of all portions of the Debt owed by Kings Brothers and (d) the covenant of the Kings Parties to use their best efforts to sell or refinance the Property as soon as practicable following any default by a Kings Party with respect to any portion of the Debt."

7. Except as modified herein, the terms and conditions of the Merger Agreement shall remain unmodified and in full force and effect.

8. In the event the Reverse Split has not taken place on or before the Effective Date, the Parties agree to amend the G-V Agreement to provide that (a) the shares issuable to G-V in connection with the Merger be increased to 607,778 and (b) the number of shares of Common Stock issuable pursuant to the warrant to be issued to G-V in connection with the Merger be increased to 607,778.

9. Terms not defined herein shall have the meaning ascribed to them in the Merger Agreement.

10. Attached hereto is the revised Schedule A from the Merger Agreement-Logical Imaging Solutions, Inc. Common Stockholders list.







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Amendment No. 1 to
the Merger Agreement
Page 6


     IN WITNESS WHEREOF, the Parties hereto have made and executed this Amendment No.1 to the Merger Agreement as of the day and year first above written.

                                  ADVATEX ASSOCIATES, INC.


                                  By:
                                  --------------------------------------------
                                       Joseph P. Donnolo, Chairman,
                                       President and Chief Executive Officer



                                  LOGICAL ACQUISITION CORP.


                                  By:
                                  --------------------------------------------
                                       Joseph P. Donnolo, President



                                  COLOR ACQUISITION CORP.


                                  By:
                                  --------------------------------------------
                                       Joseph P. Donnolo, President



                                  LOGICAL IMAGING SOLUTIONS, INC.


                                  By:
                                  --------------------------------------------
                                       Michael W. Brennan, President



                                  COLOR IMAGE, INC.


                                  By:
                                  --------------------------------------------
                                       Dr. Sue-Ling Wang, President